Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-274668, 333-278074 and 333-284379) and on Form S-3 (Nos. 333-282846 and 333-282847) of PSQ Holdings, Inc. of our report dated March 13, 2025, which for the year ended December 31, 2024, appears in this annual report on Form 10-K.
/s/ UHY LLP
Melville, New York
March 13, 2025

An Independent Member of Urbach Hacker Young International